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Exhibit 2.9.1

FORM OF RELINQUISHMENT AGREEMENT

        THIS RELINQUISHMENT AGREEMENT is made and entered into as of November 30, 2004, by and between NASSDA CORPORATION, a Delaware corporation (the "Company"), SYNOPSYS, INC., a Delaware corporation ("Parent") and                        (the "Optionee"). This Relinquishment Agreement is effective immediately prior to the consummation of the Merger (as defined in Recital A). Certain capitalized terms used but not otherwise defined in this Relinquishment Agreement have the meanings assigned to them in the Merger Agreement (as defined in Recital A).

RECITALS

        A.    Contemporaneously with the execution and delivery of this Relinquishment Agreement, (1) the Company, Parent and a wholly-owned subsidiary of Parent ("Merger Sub") are entering into an Agreement of Merger (the "Merger Agreement") which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the "Merger") and (2) Parent, the Optionee and certain other individuals are entering into an Agreement to Settle Litigation (the "Settlement Agreement"). As a result of the Merger, upon the consummation of the Merger, each share of the Company's common stock will be converted into the right to receive $7.00 in cash and the Company will become a wholly-owned subsidiary of Parent.

        B.    Parent has required, as a condition to entering into the Merger Agreement and the Settlement Agreement and to consummating the transactions contemplated by the Merger Agreement and by the Settlement Agreement, that the Optionee execute and deliver this Relinquishment Agreement.

AGREEMENT

        The parties to this Relinquishment Agreement, intending to be legally bound, agree as follows:

SECTION 1.    RELINQUISHMENT OF OPTIONS

        1.1    The Optionee relinquishes, effective immediately prior to the consummation of the Merger, all of his rights existing upon or prior to the consummation of the Merger with respect to his Options (as defined in Section 1.3), including the right to exercise his Options, and, effective immediately prior to the consummation of the Merger, all of the Optionee's Options shall be canceled and shall be of no further force or effect.

        1.2    The Optionee acknowledges and agrees that, by virtue of the relinquishment of his rights with respect to his Options in accordance with this Relinquishment Agreement, none of his Options will be assumed by Parent pursuant to the Merger Agreement.

        1.3    "Options" shall mean all of the Optionee's vested and unvested options and rights to purchase Company Common Stock and/or any other security of the Company, whether (a) granted by the Company pursuant to the Company's 1998 Stock Option Plan, the Company's 2001 Stock Option Plan or the Company's 2001 Director Option Plan (collectively, the "Option Plans"), (b) assumed by the Company in connection with any merger, acquisition or similar transaction or (c) otherwise issued to, granted to or claimed by the Optionee.

        1.4    During the period commencing upon the date of this Relinquishment Agreement and ending on the date on which the Merger is consummated, the Optionee shall not assign or encumber, or attempt to assign or encumber, any of his Options.

SECTION 2.    RELINQUISHMENT OF ESPP PURCHASE RIGHTS

        2.1    The Optionee relinquishes, effective immediately prior to the consummation of the Merger, all of his rights existing upon or prior to the consummation of the Merger with respect to any outstanding purchase rights granted to him by the Company pursuant to the Company's 2001 Employee Stock Purchase Plan (the "ESPP"). The Optionee agrees and acknowledges that he shall not be able to purchase any shares of Company Common Stock pursuant to any outstanding purchase rights held by the Optionee under the ESPP or any rights that he may be granted or otherwise entitled to under the ESPP upon or prior to the consummation of the Merger.

        2.2    The Optionee acknowledges and agrees that, by virtue of the relinquishment of his purchase rights under the ESPP, he shall be deemed to have withdrawn from the ESPP prior to the consummation of the Merger. As soon as practicable following the consummation of the Merger, the Company shall return to the Optionee any cash balance held by the Company with respect to the Optionee in connection with the ESPP.

SECTION 3.    MISCELLANEOUS

        3.1    This Relinquishment Agreement, the Settlement Agreement and the other agreements and instruments referred to in the Settlement Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto and thereto with respect to the subject matter hereof and thereof.

        3.2    This Relinquishment Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company (or any successor to the Company), Parent and the Optionee.

        3.3    Any term or provision of this Relinquishment Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Relinquishment Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Relinquishment Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases from such term or provision or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Relinquishment Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        3.4    This Relinquishment Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

        3.5    Any legal action or other legal proceeding relating to this Relinquishment Agreement or the enforcement of any provision of this Relinquishment Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. The Optionee:

          (a)   expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California), in connection with any such action or proceeding;

          (b)   agrees that service of any process, summons, notice or document delivered by hand or by U.S. mail, by courier or express delivery service addressed to him at the address set forth on the signature page of this Relinquishment Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such action or proceeding (it being understood that nothing in this Section 3.5(b) shall affect the right of any party to serve process in any other manner permitted by law);

          (c)   agrees that each state and federal court located in the County of Santa Clara, California, shall be deemed to be a convenient forum; and

          (d)   agrees not to assert (by way of motion, as a defense or otherwise), in any such action or proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that the Optionee is not subject personally to the jurisdiction of such court, that such action or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Relinquishment Agreement or the subject matter of this Relinquishment Agreement may not be enforced in or by such court.

        3.6    The Optionee shall (at the Optionee's sole expense) execute and/or cause to be delivered to the Company such instruments and other documents, and shall (at the Optionee's sole expense) take such other actions, as such the Company may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this Relinquishment Agreement.

        3.7    If any legal proceeding relating to this Relinquishment Agreement or the enforcement of any provision hereof is brought, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        3.8    The bold-faced headings contained in this Relinquishment Agreement are for convenience of reference only, shall not be deemed to be a part of this Relinquishment Agreement and shall not be referred to in connection with the construction or interpretation of this Relinquishment Agreement.

        3.9    Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

        3.10    Nothing in this Relinquishment Agreement, express or implied, is intended to or shall confer upon any Person other than the Company, Parent and (solely with respect to the final sentence of Section 2.2) the Optionee any right, benefit or remedy of any nature. Unless Parent otherwise agrees in writing, the Company shall enforce its rights against the Optionee and shall not waive any of its rights against the Optionee.

        3.11    Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Relinquishment Agreement. Neither the drafting history nor the negotiating history of this Relinquishment Agreement shall be used or referred to in connection with the construction or interpretation of this Relinquishment Agreement.

        3.12    As used in this Relinquishment Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

        The parties hereto have caused this Relinquishment Agreement to be executed and delivered as of the date first set forth above.

OPTIONEE
[Name]
[Address]
NASSDA CORPORATION
By:
SYNOPSYS, INC.
By:

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  Exhibit 2.9.1
FORM OF RELINQUISHMENT AGREEMENT
AGREEMENT